EXHIBIT 10.2

AGREEMENT FOR MANUFACTURE BETWEEN MORE ENERGY LIMITED AND CELESTICA IRELAND LIMITED Final Version dated 27th September 2005

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CONTENTS

1.	DEFINITIONS	3
2.	SCOPE OF AGREEMENT	4
3.	FORECAST AND ORDER PROCEDURE	5
4.	MATERIALS	6
5.	DELIVERY OF CONSIGNED MATERIALS TO CELESTICA	7
6.	DELIVERY AND RISK	8
7.	ACCEPTANCE OF CONSIGNED MATERIALS	9
8.	ORDER AND FORECAST, UPSIDE FLEXIBILITY, AND RESCHEDULING	9
9.	CANCELLATION	10
10.	PRICES	11
11.	PAYMENT	12
12.	CUSTOMER CREDIT LIMIT	12
13.	TITLE	13
14.	INTELLECTUAL PROPERTY	13
15.	QUALITY ASSURANCE	14
16.	CHANGE CONTROL	15
17.	COST SAVING SHARING	16
18.	EXCESS AND/OR OBSOLETE MATERIAL	16
19.	CELESTICA WARRANTY	18
20.	CUSTOMER WARRANTY	19
21.	INDEMNIFICATION	20
22.	CUSTOMER PROPERTY	20
23.	CONFIDENTIALITY	21
24.	FREEDOM OF ACTION	21
25.	EXCLUSIONS AND LIMITATION OF LIABILITY	21
26.	TERM AND TERMINATION	22
27.	GENERAL	23
SCHEDULE 1		27
SCHEDULE 2		28
SCHEDULE 3		29

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THIS AGREEMENT is made effective the 27th day of September, 2005 (the “Effective Date”)

BETWEEN

CELESTICA IRELAND LIMITED, whose registered office is located at Parkmore Business Park West, Ballybrit, Galway, Ireland ("Celestica”).

AND

MORE ENERGY LIMITED, with its principal place of business at 4 Yodfat, Global Park, Lod, Israel (the “Customer”).

WHEREAS

This Agreement sets out the terms and conditions upon which Celestica will manufacture and supply to the Customer certain Products and supply certain Services as herein defined.

IT IS AGREED

1. DEFINITIONS

The following words and expressions shall have the following meanings:

1.1	“Affiliate” means, with respect to a party hereto, a corporation that directly or indirectly controls, is controlled by or is under common control with that party.

1.2	“Consigned Materials” shall mean the Materials that are consigned by the Customer to Celestica that support the manufacture of the Products by Celestica as listed in Schedule 2.

1.3
“Customer Information” shall mean the specification for the relevant Product and all drawings, documentation, data, software, information and know-how, and any tooling provided by the Customer to Celestica.

1.4	“Days” means calendar days unless otherwise identified herein

1.5	“Excess” Material shall have the meaning set forth in Article 19.1

1.6	“Forecast” shall have the meaning set forth in Article 3.1(b)

1.7	“Intellectual Property” shall mean all patents, applications for patents, copyrights, mask works, trade secrets and any other intellectual property rights recognised by any jurisdiction

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1.8	“Material” shall mean any Consigned Materials and components and other Materials comprising or comprised in Products.

1.9	“Obsolete” Material shall have the meaning set forth in Article 19.4.

1.10	“Order” shall mean purchase order for Products and/or Services placed by the Customer subject to the terms and conditions of this Agreement.

1.11
“Prices” shall mean the prices for Products and/or Services and/or non-recurring expenditure (“NRE”) (including, without limitation, tooling and fixtures and other agreed items) agreed between the parties from time to time.

1.12	“Products” shall mean the products listed in Schedule 1 and described in the Specifications.

1.13	“RMA” shall mean a return material authorisation to be provided by Celestica to the Customer.

1.14	“Services” shall have the meaning set forth in Article 2.2.

1.15	“Turnkey Materials” shall mean all materials required to manufacture a given Product that exclude the Consigned Materials consigned by the Customer.

2.	SCOPE OF AGREEMENT

2.1	This Agreement will apply to all Orders for Products and Services placed by the Customer and accepted by Celestica under this Agreement.

2.2
From time to time, Customer or its Affiliates may wish to purchase services from Celestica. Such “Services” may include, but shall not be limited to: development, design, engineering, out-of-warranty repair, prototyping, distribution or other services as Customer may request and Celestica may provide from time to time and which may be described in more detail in various statements of work or Orders. Unless otherwise agreed to in writing between the parties, Celestica shall perform all Services in accordance with the terms and conditions set forth in this Agreement and in accordance with Celestica’s then-current fee schedule for such service, or if no fee exists for such service, at a mutually agreed upon price.

2.3
From time to time the Customer or its Affiliates may wish to purchase Products and/or Services directly from a Celestica Affiliate. In such event the Customer or its Affiliate, as applicable, shall issue an Order directly to Celestica’s Affiliate. The Order shall incorporate by reference the terms and conditions of this Agreement and, with respect to that Order, this Agreement shall be interpreted as if it had been entered into directly by

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the Celestica Affiliate and the Customer or Customer Affiliate, as applicable. By issuing an Order, Customer’s Affiliates agree to be bound to the terms and conditions of this Agreement. Customer will provide a copy of this Agreement to its Affiliates who wish to place Orders.

2.4
Celestica will manufacture and deliver Products and supply Services pursuant to the terms of this Agreement, subject to the Customer first having provided Celestica with the Consigned Materials, the specification for the Product, together with any Customer Information and all other necessary drawings, documentation, data, software, and other information of the Customer and any consigned materials necessary for the manufacture of Products and the provision of Services.

2.5	The Customer will accept Products and Services delivered, at agreed upon Prices, pursuant to the terms of this Agreement.

3.	FORECAST AND ORDER PROCEDURE

3.1
Each month, or on an more frequent basis as the parties may mutually agree, the Customer will provide Celestica with updated Orders and Forecasts for the Products so as to maintain a minimum of twelve (12) months of Order and Forecast coverage at all times. This monthly update shall include:

(a)	Order(s) for Product requirements, in weekly increments, for that month and the following three (3) months, so as to maintain a minimum of three (3) months of required Product Orders at all times.

(b)
A forecast (the “Forecast”) of its intended purchases of Products for all remaining months in the Order and Forecast coverage period described above. Customer will use its best efforts to ensure that the Forecast is accurate but he Forecast will not constitute an Order.

3.2	Celestica will acknowledge receipt of Orders as soon as reasonably practicable and notify the Customer of acceptance or non-acceptance of Orders within five working (5) days of receipt.

3.3
Celestica will use its commercially reasonable efforts to accept unplanned Orders or an increase in the quantity to be delivered relative to an Order, subject to the Customer's agreement to pay any related premium costs and charges incurred by Celestica.

3.4
Orders will incorporate by reference, the terms and conditions of this Agreement. This Agreement shall supersede the terms and conditions of such Orders and exclude any pre-printed terms and conditions found on the Customer’s Orders, which shall be deemed deleted. Orders will describe in more detail the required Product and/or Service to be rendered by Celestica and will include: the description and Price per unit of Product; the quantities ordered; Product revision details and such other information as the parties may

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agree is required. Orders may be issued in writing, by mail or facsimile, or by electronic means as agreed to by the parties.

3.5
It is understood that the product of Customer is a new product and the rate of delivery to the market is not presently known and may be gradual. Accordingly, the Parties will coordinate a gradual increase in the quantity capabilities of Celestica (personnel and materials etc.) so as to manage the risk of the costs of the program.

4.	MATERIALS

4.1
The Customer hereby authorises Celestica, and Celestica shall be entitled, to order Turnkey Materials in accordance with Material leadtimes (for which Customer will be responsible in accordance with Article 19 herein), as necessary to support Orders and Forecasts. Such authorisation shall include without limitation, additional Materials as are, in Celestica’s opinion, reasonably required, taking into account any supplier minimum order requirements, packaging sizes and economic order quantities.

4.2
Without limiting Article 4.1above, where lead times for Materials are at any time longer than the period covered by Orders set out in Article 3.1(a)above, Celestica shall be authorized to order such Materials on the basis of the Forecast in order to meet the Customer's delivery requirements requested therein.

4.3
Where the Customer so directs, Celestica will procure Turnkey Materials in accordance with the Customer’s approved vendor list. To use other vendors of Turnkey Materials, Celestica must obtain the Customer’s prior written consent, which consent shall normally be provided within fourteen (14) Days and, in any event, shall not be unreasonably withheld or delayed.

4.4
In the event of any inconsistency between the terms and conditions of this Agreement and Customer negotiated terms and conditions with suppliers for Customer controlled components, then to the extent of any such inconsistencies or in the event of any Materials quality issues, Celestica shall be relieved of any liability to Customer with respect to Customer controlled components.

4.5
For Customer controlled Materials, Customer will use its commercially reasonable efforts to require its vendors to provide inbound hubs for the benefit of Celestica and Customer. Celestica will only be required to purchase Materials from such inbound hubs consistent with Customer’s immediate requirements for the manufacture of Products in accordance with Orders placed by Customer and accepted by Celestica.

4.6
When requested by the Customer and upon receipt of a Customer Order, Celestica will purchase lifetime buys of Turnkey Materials that exceed the Forecast horizon. Upon receipt of the Turnkey Materials, Celestica will invoice the Customer for such Turnkey Materials. Payment shall be due to Celestica in US dollars, without offset or deduction, within thirty (30) Days from the date of Celestica’s invoice to Customer for such Turnkey Materials. For the period of time that Celestica stores such Materials for Customer, such

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Materials will be subject to warehousing charges at Celestica’s then-current rates. Warehousing charges will be invoiced to Customer on a monthly basis.

4.7
Where the Customer directs Celestica to buy Turnkey Materials from contracts that are negotiated by the Customer, the Customer will have primary responsibility for directing its suppliers to perform in accordance with these contracts, including resolving any quality issues. The Customer shall make reasonable commercial efforts to align the terms and conditions for Customer controlled components with the terms and conditions of this Agreement. The Customer agrees to disclose the relevant terms and conditions of such supplier agreements to Celestica, including but not limited to terms related to payment, forecast, materials liability, return rights, flexibility terms, and MOQ. The Customer will be responsible for compensating Celestica for its reasonable costs related to Material quality issues or as a result of misalignments between Customer’s supplier agreements and this Agreement. Notwithstanding the aforesaid, the parties shall agree a Quality Assurance Plan including inspection and testing requirements in accordance with Article 16. Celestica shall maintain quality assurance systems for the control of Material quality and shall promptly notify Customer of any identified Material quality issues or deficiencies..

4.8
From time to time, the Customer may request that Celestica sell Turnkey Materials to Customer or its third party designee. Celestica will make reasonable efforts to accommodate any such request, provided that any such sale of Turnkey Materials does not interfere with Celestica’s ability to perform Services and provide Product under this Agreement. Such Turnkey Materials shall be sold to Customer at the price reflected in the current cost of the Products, together with the applicable Material markup, SG&A and profit rates, or as otherwise agreed.

5.	DELIVERY OF CONSIGNED MATERIALS TO CELESTICA

5.1
Except as agreed otherwise, all Consigned Materials consigned to Celestica are delivered DDP (INCOTERMS 2000) Celestica’s premises. Arrangement for Carrier transportation is the responsibility of the Customer.

5.2	Risk of loss and damage will pass from the Customer to Celestica upon delivery by the Customer pursuant to clause 5.1 above.

5.3
The Customer will ship Consigned Materials in mutually agreed upon form and packaging that supports Celestica’s manufacturing process and conforms to the Consigned Material specifications as supplied by the Customer.

5.4	Celestica shall store Consigned Materials in a separate, secure location to prevent loss or damage.

5.5	It is the responsibility of the Customer to ensure that enough Consigned Materials are delivered on a timely basis to support Orders and Forecasts including any additional

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quantities for mutually agreed upon process fallout per Quality Assurance section 16. Celestica will have no liability for delayed delivery of Product due to late or non-delivery of Consigned Materials.

5.6	Celestica shall not use Consigned Materials for any purpose other than for manufacturing Product, unless otherwise specified by the Customer in writing.

6.	DELIVERY AND RISK

6.1
Except as agreed otherwise, all Products sold to the Customer are delivered ExWorks (INCOTERMS 2000) Celestica's premises of manufacture, after packaging and certification by Celestica of conformance with the specifications and other terms of this Agreement.

6.2
The Customer will arrange transportation and specify carrier and transportation instructions. If the Customer has not done so, Celestica shall arrange for transportation on the Customer’s behalf and at the Customer’s cost as directed in writing by Customer.

6.3
Celestica will use its reasonable efforts to meet agreed delivery dates. Celestica will bear the cost of any reasonable additional freight charges necessarily incurred as a result of persistently late delivery, where such costs have been agreed by Celestica in advance.

6.4	Risk of loss and damage will pass from Celestica to the Customer upon delivery by Celestica pursuant to Article 6.1above.

6.5	All Products will be packed by Celestica in secure packaging considered appropriate by Celestica or otherwise as may be agreed to by the parties.

6.6	The Customer is responsible for obtaining:

(a)	any necessary export and import licenses beyond the delivery point in Article 6.1 relating to Products; and

(b)
any government or regulatory approvals relating to the marketing, sale or use of Products and maintaining compliance with all applicable laws and regulations in any jurisdiction to or from which Products are shipped or in or from which the Products are marketed, distributed or sold.

Celestica will at Customer expense, use commercially reasonable efforts to assist Customer in these activities.

6.7	Celestica will have the risk of loss for all Materials as follows:
a.	Risk of loss and damage to Consigned Materials will pass from Customer to Celestica upon delivery by Customer pursuant to Article 5.1

b.
Risk or loss and damage to Turnkey Materials will pass from Celestica to Customer upon deliver in the form of finished product pursuant to Article 6.1or otherwise, subject to the terms of this Agreement.

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7.	ACCEPTANCE OF CONSIGNED MATERIALS

7.1
Celestica may reject Consigned Materials which are established, a) to have been materially damaged prior to delivery or b) not to have met, in all material respects, the specifications provided by the Customer (“Rejected Consigned Materials”).

7.2
Celestica will notify the Customer in writing of Rejected Consigned Materials within three (3) Days of original discovery and will return Rejected Consigned Materials at the Customer’s risk and expense to the Customer within a further thirty (30) Days.

7.3
The Customer will then at its election either promptly replace with Consigned Materials free from defect or reduce the forecast by the appropriate amount in respect to Rejected Consigned Materials and notify Celestica of its action.

8.	ACCEPTANCE OF PRODUCTS BY CUSTOMER

8.1
Customer may reject Products which are established, a) to have been materially damaged prior to delivery or b) not to have met, in all material respects, the specifications provided by the Customer (“Rejected Products”).

8.2
Customer will notify Celestica in writing of Rejected Products within ten (10) Days of original receipt of shipment and will return Rejected Products at Celestica’s risk and expense to Celestica within a further thirty (30) Days. The Customer requires an RMA from Celestica prior to returning any Product. Celestica’s issuance of an RMA will not be unreasonably withheld. In the case of replacement or credit, title to the Rejected Product shall pass to Celestica on delivery to Celestica and verification of Rejected Product.

8.3	Celestica will then promptly repair or replace with Products free from defects established in Article 8.1 and reship at Celestica’s expense the new Products or credit as agreed.

8.4
Upon acceptance by Customer of Product (including non-rejection as stated above) the provisions of Article 20 shall apply. In the absence of earlier notification of rejection, the Customer will be deemed to have accepted Products ten (10) Days after delivery.

9.	ORDER AND FORECAST, UPSIDE FLEXIBILITY, AND RESCHEDULING

9.1	Upon Customer’s request, Celestica shall use its commercially reasonable efforts to:

(a) accept unplanned Orders, or

(b) accelerate delivery dates of existing Orders, or

(c) accept increases in quantities on existing Orders;

subject to Customer agreeing to meet any increased costs or premium charges incurred by Celestica as a result of such activity.

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9.2	Subject to Article 10.4, Customer may request Order delay or reschedule, which Celestica shall accept, provided Customer agrees to pay:

(a)	No additional charge if delay or reschedule is outside the fixed 90 Day Order period;

(b)
The transformation and related costs of such Order(s) (or any part thereof) so delayed or rescheduled that Celestica is unable to mitigate, where "Transformation Cost" is defined as the full costs of Celestica attributable to such delayed or rescheduled Product manufacture which are not otherwise covered by Product being completed, including personnel, space, utilities, and the like, minus Celestica’s Material cost for such Products, plus a reasonable margin. Celestica will use its reasonable efforts to reallocate costs and thereby mitigate the costs to Customer of such delay or rescheduling. On Customers request, Celestica shall provide evidence of such costs.

9.3
Further to article 9.2, Celestica shall use its commercially reasonable efforts to mitigate the costs caused by any such delay or rescheduling and any Excess or Obsolete Material created as a result of such delay or rescheduling will be dealt with in accordance with Article 19.

9.4
In the event that Customer requests completed Product be stored at Celestica prior to shipment to delivery pursuant to Article 6.1 Celestica shall invoice on delivery of Product into the finished Product store and the Customer shall pay pursuant to Article 12. The parties shall agree the quantity of Product to be retained in the finished Product store at risk of loss and damage to Celestica. Celestica may apply a reasonable warehousing charge, which shall be invoiced to Customer on a monthly basis..

10.	CANCELLATION

10.1	Subject to Article 10.2, if Customer cancels an Order, (or any part thereof) or if an Order is deemed to be cancelled pursuant to Article 10.5, then:

(a)
in the case of prototypes, pilot, pre-production, work-in-process (which Supplier shall be entitled to complete and deliver to Customer) or finished Products, Customershall pay to Supplier the full Price for such Order (or any part thereof) so cancelled;

(b)
if the Order (or any part thereof) is cancelled within ninety (90) days of the original scheduled delivery date specified in such Order, then, for all Products that Celestica has not at such time commenced the manufacturing process, Customer shall pay to Celestica the transformation cost of the Order(s) (or any part thereof) so cancelled, where "transformation cost" is defined as the full Product price that the Celestica would have received for such Products if it had completed the manufacturing process on the date the Order(s) (or any part thereof) was cancelled, minus Celestica’s Material cost for such Products;

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(c)
Customer shall pay for all costs associated with any Obsolete Inventory and/or Excess Inventory that arises as a result of the cancellation of such Order (or any part thereof), in accordance with Article 19 of this Agreement; and

(d)
Customer shall pay Celestica an amount equal to any investment incurred by Celestica specifically in relation to that Order or this Agreement if the entire Agreement is terminated with the prior agreement of Customer and which has not been fully recovered by Celestica from Customer through amortization or other means.

10.2
If any Order (or part thereof) is cancelled due to a termination pursuant to Article 27, Customer may direct Celestica to cease its manufacturing operations in respect of Products affected by such termination. In the event of such termination, Customer shall pay to Celestica all relevant amounts specified in Article 10.1.

10.3
Celestica will use its commercially reasonable efforts to attempt to mitigate the costs described above on behalf of the Customer. All costs of Obsolete or Excess Materials and related handling charges shall be addressed in accordance with Article 19.

10.4
In the event of Order cancellation, delay or reschedule that results in no Product manufacture for one (1) month or more. Customer and Celestica shall review and agree the minimum requirement of resources and fixed costs that Celestica shall maintain at Customers cost until Product Orders are placed, which shall be invoiced to Customer on a monthly basis.

10.5
If the Customer refuses or fails to accept any delivery made by Celestica pursuant to any Order or this Agreement, such Order (or the relevant part thereof) may, at Celestica’s option, be deemed to have been cancelled by the Customer.

11.	PRICES

11.1
Prices are subject to volume of units and the number of shifts and are set forth in Schedule 3 to this Agreement. Prices will be subject to review by the Parties on a quarterly basis (and at such other times as may be agreed) at a Price review meeting to be arranged by the authorised representatives of the parties. Unless mutually agreed in writing the Prices in Schedule 3 (as modified hereunder by mutual agreement from time to time) will apply.

11.2
Changes to Prices, and the manner and timing of their implementation, will be agreed by the parties on a fair and reasonable basis at such review meeting. In the event that Celestica holds any Product on behalf of the Customer, and Product is re-priced, Customer shall pay to Celestica an inventory revaluation charge equal to the difference between the previous Price and the new Price, multiplied by the total quantity of such Product owned by Celestica as of the effective date of the new Price.

11.3	Prices are related to volume and in the event Customer does not purchase the anticipated volume of Product, Celestica reserves the right to adjust Prices to reflect the

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actual quantities of Product shipped to the Customer and invoice the Customer for the difference between the Price paid and the adjusted Price.

12.	PAYMENT

12.1
All payments by Customer to Celestica under this Agreement shall be in the currency quoted by Celestica in the relevant quotation, unless otherwise restricted by the laws of a particular country in which the Products or Services are being purchased. Payment is due, without set off or deduction, net thirty (30) days from the date of invoice.

12.2	Celestica will invoice on, or as soon as reasonably practicable after, the delivery of Products pursuant to Article 6.1 and Article 9.4, or the rendering of Services.

12.3
Unless the Customer provides appropriate exemption certificates, the Customer will be solely responsible for and will pay all taxes including value added taxes, duties or other governmental or regulatory charges in any country resulting from the performance of this Agreement, except for any income related taxes for which Celestica is directly liable.

12.4
If the Customer fails to make any payment by the due date Celestica may, in addition to its other rights and remedies, charge interest on any overdue amounts, together with any additional costs and charges incurred by Celestica in collecting the overdue payment. If payment is not received within seven (7) Days of the due date, Celestica will notify Customer of its default and if the delay is due to a genuine error in Customer payment processing and payment is not received within a further seven (7) Days, then Celestica shall charge a late payment charge at a rate of one (1) percent per month after such fourteen (14) Day period, up to a maximum of thirty (30) Days from original due date. A late payment charge at a rate of one and a half (1.5) percent per month shall apply thereafter. It is anticipated that such genuine error would constitute an exceptional circumstance and in any other event Celestica may charge a late payment charge at a rate of two (2) percent per month from the original due date. Furthermore, Celestica may elect not to perform any further obligations under this Agreement and/or any Order until payment is received.

13.	CUSTOMER CREDIT LIMIT AND PARENT GUARANTY

13.1
The Customer acknowledges that Celestica, in the performance of its obligations under this Agreement, will incur financial obligations on behalf of the Customer. The parties agree that Celestica will, before it incurs financial obligations on behalf of the Customer, and from time to time, establish, and advise the Customer in writing, the Customer’s credit limit with Celestica. The credit limit will be established after consultation between Customer and Celestica. Customer agrees to operate within its credit limit. In the event that Customer’s financial liability exceeds the amount of this credit limit, Celestica will give Customer notice of its default of this condition and, if

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not remedied within 7 Days, Celestica has the right to take appropriate action to reduce its financial obligations.

13.2
If the Customer entity entering into this Agreement is the parent corporation, then Customer unconditionally and irrevocably guarantees all payment and financial obligations, which arise directly or indirectly, from non-performance of an Affiliate’s obligations to Celestica and/or its Affiliates. In the event that a Customer Affiliate fails to perform any of its payment or other financial obligations to Celestica and/or its Affiliates under this Agreement, Celestica may make a claim against Customer under this guarantee. The liability of Customer as guarantor hereunder shall not be affected or modified by (i) failure of Celestica and/or its Affiliates to exercise any of their respective rights or remedies under this Agreement, any agreement, instrument or writing with the Customer Affiliate or at law, or (ii) any waiver by Celestica and/or its Affiliates of any of their respective rights or remedies under this Agreement, any agreement, instrument or writing with the Customer Affiliate. For greater certainty, Celestica and/or its Affiliates shall not be required to take any other steps against the Customer Affiliate prior to enforcing any of their respective rights or remedies hereunder against Customer.

13.3
If the Customer entity entering into this Agreement is not the parent corporation, then, in consideration of Celestica’s extension of credit to the Customer, Customer shall have its parent corporation enter into a mutually acceptable agreement with Celestica, on or before the execution of this Agreement, to unconditionally and irrevocable guarantee to Celestica the prompt payment of all payment and financial obligations that are or may become due to Celestica from the Customer Affiliate under this Agreement.

14.	TITLE

14.1
Title and interest to Consigned Materials shall be with the Customer at all times. In addition, title and interest to other Materials paid for by Customer and held by Celestica shall be with the Customer.

14.2
Except as otherwise specified in Article 20.2, title and interest to Products will pass to the Customer upon delivery pursuant to Article 6.1 or on delivery of Product into the finished Product store pursuant to Article 9.4.

15.	INTELLECTUAL PROPERTY

15.1
Except as otherwise set forth herein, neither this Agreement nor the provision of Services hereunder shall give either Celestica or the Customer any ownership, interest in, or rights to the intellectual property of the other party. All intellectual property that is owned or controlled by a party at the commencement of the Services, or obtained independently during the performance of the Services, (“Pre-existing IP”) shall remain under the ownership or control of such party throughout the performance of the Services and thereafter.

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15.2
As used herein, the term “Innovations” shall mean any improvements, inventions, developments or modifications conceived or developed by Celestica solely or jointly with the Customer pursuant to an ECN in accordance with Article 17 or otherwise during the performance of the Services. The Customer shall be assigned ownership and sole intellectual property rights to any and all Innovations that are derived from or which contain any of the Customer Information, and/or the Customer Pre-existing IP therein (the "Customer Innovations”), Celestica shall retain all ownership and Intellectual Property rights to, including all other Innovations (the “Celestica Innovations”), whether or not jointly conceived, which:

(a)	derive in whole or in part from Celestica’s Pre-existing IP, proprietary information, materials and/or intellectual property; and/or

(b)
relate to the business of electronic design automation, the provision of printed circuit board or semiconductor design, generic manufacturing or design know-how, generic design processes, or generic design consulting services. For clarity sake, the term “generic” is meant to exclude innovations with specific application to fuel cell products or related technologies, which innovations, if any, will be the sole property of Customer..

15.3
To perfect a party’s (“IP Owner”) ownership of its Pre-existing IP or Innovations in accordance with Clauses 15.1 and 15.2 above, the other party agrees, at the IP Owner’s expense, to assign to the IP Owner all rights the other party may have in the Pre-existing IP or Innovations and, if requested, to assist and co-operate with the IP Owner in all reasonable respects, execute all documents, and take all further acts reasonably necessary for the IP Owner to acquire, transfer, maintain and enforce its right in such Pre-existing IP or Innovations. Each party hereby waives, and shall secure the waiver of its employees, agents, and subcontractors relating to, any moral rights in such Pre-existing IP or Innovations in favor of the IP Owner, its successors and assigns to the fullest extent permitted by law.

15.4
Each party agrees not to directly or indirectly reverse engineer any tangibles resulting from the Pre-existing IP or Innovations of the other party. Each party agrees not to alter, remove or destroy any proprietary markings or confidentiality legends or notices placed upon or contained within the Pre-existing IP or Innovations of the other party. Nothing in this Agreement gives either party the right to use the other party’s name, trade mark (s) or refer to or disclose the content hereof, whether directly or indirectly, in connection with any marketing or other activities, without the other party’s prior written consent.

16.	QUALITY ASSURANCE

16.1
Celestica will maintain quality assurance systems for the control of material quality, processing, assembly, testing, packaging and shipping in accordance with its usual policies and practices. The workmanship standard to be used by Celestica in building

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PCB sub-assembly Products is IPC-A-610 Rev. C Class 2, as published by the Institute for Interconnecting and Packaging Electronic Circuits. Celestica will carry-out the work hereunder pursuant to a mutually agreed Quality Assurance Plan. Any change to the aforementioned standard or Plan shall require the mutual agreement of the Parties.

16.2
Celestica will perform its normal test procedures relating to Products and Services. If Celestica performs tests using test equipment, procedures or software provided by the Customer, Celestica will have no liability for defects in Products where failure to isolate the defect is attributable to such equipment, procedures or software.

16.3
Either party may during normal business hours and following reasonable notice and subject to the other party’s normal security and confidentiality requirements, review the other party’s facilities and quality control procedures as reasonably necessary for the first party to satisfy itself of the other party's compliance with its obligations under this Agreement.

16.4	The parties will endeavour to meet quarterly to discuss and resolve any issues which may have arisen including those relating to quality, performance, engineering changes, obsolescence or excess.

16.5
For Consigned Materials, it is recognised by the Customer that through the regular course of manufacturing, Celestica will experience a certain amount of fallout. The Parties will agree on an accepted level of fallout of the Consignment Materials, and the Customer will not hold Celestica liable for this level of fallout. Beyond this level, Celestica will be responsible for the cost of replacing such Consigned Materials. The parties will review the previous quarters percentage fallout at the quarterly business review and the Customer will thus provide additional Consigned Materials to ensure that Orders can be fulfilled. . If fallout is due to defective Consigned Materials, the Customer will be advised and the Customer will direct Celestica to either return such defective Consigned Materials for failure analysis or scrap.

17.	CHANGE CONTROL

17.1	Either party may at any time propose changes to the relevant specification or the Products by a written Engineering Change Notice (“ECN”) to the other party.

17.2	The recipient of an ECN will use all reasonable efforts to provide a detailed response within fourteen (14) Days of receipt.

17.3	Celestica will advise the Customer of the likely impact of an ECN (including but not limited to delivery scheduling and Prices) on the provisions of any relevant Orders.

17.4	Neither party will unreasonably withhold or delay agreement to an ECN and the parties will endeavor to agree and implement at the earliest opportunity ECN’s relating to personal and product safety.

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17.5	Until an ECN and any associated impact have been agreed in writing, the parties will continue to perform their obligations without taking account of that ECN.

17.6	Any Obsolete and/or Excess Materials resulting from an ECN will be dealt with in accordance with Article 19 below.

17.7
All costs of assessing and implementing ECN’s (including without limitation: premium costs of Materials; Material handling charges; process and tooling charges; administrative charges; engineering charges; and evaluation and testing costs) will be the responsibility of the Customer, except for ECN’s initiated by Celestica solely to improve its manufacturing processes.

18.	COST SAVING SHARING

18.1
Any cost savings which are achieved by Celestica as a result of changes proposed by Celestica will be dealt with in the following manner and the calculation of such cost savings sharing will commence in the quarter following the quarter in which Celestica’s implementation costs were fully recovered: (a) Celestica will retain 75% of the cost savings to the end of the first full quarter after Celestica fully recovers any costs of implementation; (b) the savings will be shared by Celestica and the Customer on a 50/50 basis in the subsequent quarter: and (c) thereafter, 100% of the savings will be to the benefit of the Customer. The Parties will agree targets within a formal cost reduction plan to be administered between them.

19.	EXCESS AND/OR OBSOLETE MATERIAL

19.1
If at any time, the aggregate quantity of any item of Turnkey Material that Celestica has on hand, which has been ordered, manufactured or acquired in accordance with Article 3 and Article 4, is greater than the sum of: (i) the quantity of such item of Turnkey Material consumed by Celestica in the manufacture of Products for the Customer under this Agreement in the preceding thirty (30) Days and (ii) the quantity of such Material Forecasted to be consumed by Celestica in the manufacture of Products for Customer under this Agreement in the subsequent fifteen (15) Days, then such excess quantity of Turnkey Material shall be deemed “Excess”.

19.2
On or about the fifteenth (15th) day of each month, Celestica shall provide Customer with a notice, setting out the amount and value of any Excess Turnkey Material on hand at the end of the previous month. Within sixty (60) Days of the date on which Customer receives such notice from Celestica (the “Notice Receipt Date”), Customer shall contemporaneously issue to Celestica (i) an inventory purchase order for any remaining Excess Turnkey Material, pursuant to Article 19.5 below, and (ii) a purchase order for an inventory carrying charge (the “Inventory Carrying Purchase Order”) in the amount of one and a half (1.5) percent per month of the average value of such Excess Material carried by Celestica from the Notice Receipt Date to the date that the

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inventory purchase order and the Inventory Carrying Purchase Order for such Excess Turnkey Material is issued by Customer to Celestica. The calculation of such average shall be based on month-ending inventory levels unless otherwise agreed in writing.

19.3
Customer shall keep Celestica’s procurement organization apprised of any Turnkey Material purchased by Customer from Celestica under this Article 19, which is suitable for use in the manufacture of Products and Celestica shall purchase such Material from Customer, on an as-needed basis, prior to purchasing such Turnkey Material from Material vendors. The purchase price of such Material shall be at the cost reflected in the then current Product pricing or as otherwise agreed in writing.

19.4	In the event of:

(a) a complete or partial termination, rescheduling or cancellation of an Order, or

(b) a reduction in a Forecast, or

(c) the termination of all or any part of this Agreement, or

(d) any other event, including a change in specifications or an engineering change,

which results in any Turnkey Material which Celestica has purchased or issued a purchase order to the Material vendor for in accordance with Article 3 and Article 4, no longer being required by Celestica to manufacture Products (or being otherwise unsuitable for use in the manufacture of Products due to the passage of time) within the subsequent six (6) months, based on the most recent Orders and Forecast, such Turnkey Material shall be considered “Obsolete” and Customer shall be notified of the same subsequent to Celestica’s mitigation efforts as specified in Article 19.6 below. Customer shall, within seven (7) business days of receiving such notice, issue an inventory Order to Celestica for such Obsolete Turnkey Material, pursuant to Article 19.5 below.

19.5
Customer will purchase the Excess Turnkey Material and/or the Obsolete Turnkey Material, as the case may be, pursuant to an inventory purchase order at the following prices: (i) in the case of Excess Turnkey Material, at the price reflected in the current cost of the Products, together with the applicable Turnkey Material markup, (ii) in the case of Obsolete Turnkey Material, at the price paid by Celestica for such Obsolete Turnkey Material, together with the applicable Turnkey Material markup. Any Excess or Obsolete Turnkey Material purchased by Customer from Celestica pursuant to an inventory purchase order shall be deemed Customer Owned Inventory. The inventory purchase order shall include the costs of mitigation incurred by Celestica pursuant to Article 19.6 below, including under-recoveries resulting from the sale of Turnkey Material at prices less than the price originally paid by Celestica for such Turnkey Material, as well as costs relating to re-stocking or return charges. Any Customer Owned Inventory that Customer requests Celestica to store will be subject to warehousing charges at Celestica’s then-current rates. Warehousing charges will be invoiced to Customer on a monthly basis.

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19.6	When any Turnkey Material is for any reason at any time rendered Excess or Obsolete, Celestica will use its reasonable efforts to:

(a) cancel outstanding orders for such Turnkey Materials; and

(b) return or sell such Turnkey Materials back to the original supplier or to a third party on such terms as Celestica may determine at its discretion; and

(c) use excess/non-cancellable Turnkey Materials for the manufacture of other Products.

Such mitigation efforts shall continue for a period of up to fourteen (14) Days.

19.7
Notwithstanding the payment term specified in Article 12.1, all invoices relating to Excess or Obsolete Turnkey Material, as specified in this Article 19, shall be due to Celestica in the currency quoted by Celestica in the relevant quotation, without set off or deduction, within seven (7) Days of the date of such invoice.

19.8
Notwithstanding the persons designated in Article 28.6, all notices, inventory purchase orders and any other communication required to be made or delivered by either party to the other party pursuant to this Article 19 shall be sent to representatives agreed to by the parties.

20.	CELESTICA WARRANTY

20.1
Celestica warrants that it will without charge, repair, replace or credit, as it may elect, any Products which are proved to be defective as a result of a failure in Celestica's workmanship provided that:

(a)	the Customer notifies Celestica in writing within thirty (30) Days after discovery of the defect; and

(b)
such defective Product has been returned prepaid to Celestica’s designated repair location within one year after original delivery by Celestica (which period shall not be extended by the repair or replacement of Product), except where the defect is discovered in the last month of the warranty, where Customer notifies Celestica in accordance with Article 20.1(a) above and returns the defective Product no later than thirty Days after the expiration of the warranty period.

The Customer requires a return material authorization (RMA) from Celestica prior to returning any Products. All returned Product shall include documentation describing the nature of the defect, how it was discovered and under what conditions it occurred. Celestica’s issuance of an RMA will not be unreasonably withheld.

20.2	The Customer will pay for the return of Products to Celestica’s designated premises. Celestica will pay for the redelivery to the Customer's premises as agreed of all repaired

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or replaced Products, where the returned Products were found by Celestica to be defective under Article 20.1above. Title to replaced Product will pass to Celestica on delivery to Celestica; and title to replacement Product will pass to the Customer on delivery to the Customer.

20.3	The above warranties will not apply to:

(a)
Products which have been misused, modified, damaged, placed in an unsuitable physical or operating environment or maintained improperly or caused to fail by any product or service not supplied by Celestica or to any Products which have been subjected to any repair not authorised in writing in advance by Celestica;

(b)
any defect caused by the Customer or a third party or by an error or omission or design or other fault in any Customer Information or in any other drawings, documentation, data, software, information, know-how or Materials provided or specified by the Customer;

(c)	prototypes and pre-production or pilot versions of Products which will be supplied “as is” without warranty of any kind; or

(d)	Products for which Celestica has not performed the standard inspection and test procedure at the request of the Customer.

20.4
THIS ARTICLE 20 SETS OUT CELESTICA’S SOLE OBLIGATION AND LIABILITY, AND THE CUSTOMER’S EXCLUSIVE REMEDIES, FOR CLAIMS BASED ON DEFECTS IN OR FAILURE OF ANY PRODUCT OR SERVICE OR THE SUBJECT MATTER OF ANY SERVICE AND REPLACES ALL OTHER WARRANTIES, REPRESENTATIONS AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

21.	CUSTOMER WARRANTY

21.1
The Customer warrants that the Customer Information, Consigned Materials and any other items or information supplied by the Customer are accurate and contain all items and information of the Customer necessary for Celestica to manufacture and deliver the Products and Services.

21.2
Celestica will notify the Customer of any manufacturing problems which it encounters and believes are related to the Consigned Materials, Product design or any Customer Information. The parties will jointly determine whether such manufacturing problems are attributable to the Consigned Materials, Product design or any Customer Information. Where such problems are so attributable, the Customer will be responsible for all costs incurred by Celestica to correct such problems. Celestica will not implement any changes to the Consigned Materials, Product design or any Customer Information without the Customer’s prior approval. Where any such changes result in

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the delay of any scheduled delivery date for Product, Celestica will have no liability for such delay and Customer may not cancel any orders for Products affected thereby.

21.3
The Customer warrants that all Tooling and Information is owned by them or is licensed to them and its license to Celestica to use this Tooling and Information is in good standing and includes all rights to sub-license.

22.	INDEMNIFICATION

22.1
Customer agrees to indemnify, defend and hold harmless Celestica from and against all third party claims, costs, damages, fines, losses and expenses (including reasonable attorney’s fees) to the extent that such claims, costs, damages, fines, losses and expenses result from: (i) death, personal injury or property damage arising from Customer’s negligent acts or omissions or willful misconduct; or, (ii) an intellectual property infringement claim arising from any specifications, software, information supplied or any instructions given to Celestica by or on behalf of the Customer provided that Celestica gives Customer prompt notice in writing of the claim, provides reasonable assistance and co-operation to Customer in defense of the claim and permits Customer to control the defense of the claim. Celestica may employ counsel, at its own expense, to assist in the defense of the claim. Celestica shall have no authority to settle any claim on behalf of the Customer.

22.2
Celestica agrees to indemnify, defend and hold harmless Customer from and against all third party claims, costs, damages, fines, losses and expenses (including reasonable attorney’s fees) to the extent that such claims, costs, damages, fines, losses and expenses result from: (i) death, personal injury or property damage arising from Celestica’s negligent acts or omissions or willful misconduct; or, (ii) an intellectual property infringement claim arising from Celestica proprietary manufacturing processes used for the Customer provided that Customer gives Celestica prompt notice in writing of the claim, provides reasonable assistance and co-operation to Celestica in defense of the claim and permits Celestica to control the defense of the claim. Customer may employ counsel, at its own expense, to assist in the defense of the claim. Customer shall have no authority to settle any claim on behalf of Celestica.

23.	CUSTOMER PROPERTY

23.1	All Customer Information, tooling and Consigned Materials may be used by Celestica as required by Celestica for the purposes of performing its obligations under this Agreement and any Orders.

23.2
All Customer Information, tooling and Consigned Materials will remain the Customer's property and will be treated by Celestica with substantially the same care as it treats its own property of a similar nature.

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23.3	Except for the costs of routine maintenance, the costs of maintenance, calibration and repair of any Customer tooling shall at all times be the responsibility of the Customer.

23.4	All Customer property (including tooling, Materials, and finished Product owned by Customer stored at Celestica prior to delivery) shall be held by Celestica at Celestica’s risk for loss or damage.

24.	CONFIDENTIALITY

24.1	The parties will comply with the provisions of the confidentiality agreement referenced as 14th January 2005.

24.2
Nothing in this Agreement gives either party a right to use the other party’s name, trade mark(s), trade name(s) or to refer to, or disclose, the existence of this Agreement or any Orders or any terms and conditions of this Agreement or any Orders, whether directly or indirectly in connection with any marketing or other activities without the other party’s prior written consent. Either party may, however, be permitted to respond generally to inquiries regarding its business provided that it will not disclose specific terms of the Agreement, except as may be required under applicable laws and regulations.

25.	FREEDOM OF ACTION

25.1
Except as expressly provided pursuant to Article 24 above, this Agreement shall not prevent Celestica or its Affiliates from marketing, acquiring, or developing materials, products or services which are similar or competitive to those of the Customer. Celestica may pursue activities independently with any third party, even if similar to the activities under this Agreement.

26.	EXCLUSIONS AND LIMITATION OF LIABILITY

26.1
To the maximum extent permitted by law, under no circumstances will either party have any liability, whether in contract or for negligence or otherwise and whether related to any single event or series of connected events, and except for any obligation to pay amounts which are properly due and payable hereunder, for any of the following:

(a)	any liability in excess of:

i)	in the case of damage to or loss of tangible property, the value of such property; and

ii)	in any event, regarding any other liability, the total of the Prices (if any) paid by the Customer for the product(s) which is the subject of the claim or $500,000.00 (whichever is the lesser);

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(b)
any liability for any incidental, indirect, exemplary, punitive, special or consequential damages or any other damages, including without limitation, loss of business, loss of records or data, loss of use, loss of profits, revenue or anticipated savings or other economic loss whether or not a party was informed or was aware of the possibility of such loss; or

(c)	any third party claims, other than claims arising under Article 22, against the other party for any loss, damage, costs or expenses.

26.2	Neither party may bring an action under this Agreement more than two (2) years after the cause of action arose or the party becoming aware of the existence thereof, whichever is later.

26.3
The provisions of Article 26.1(a)(ii) does not apply to the liability of a Party hereunder arising under Article 22 or Article 24 above to the extent that it relates to either Parties Pre-Existing IP and Innovations.

27.	TERM AND TERMINATION

27.1	This Agreement:

(a)	is effective from the Effective Date and continues for a period of three (3) years from the Effective Date unless and until terminated in accordance with this Article 27; and

(b)
will automatically renew for additional one (1) year terms after the expiration of the initial term unless either party receives from the other, at least six (6) months prior to the end of the initial term or any renewal term, written notice to terminate this Agreement at the end of the then current term.

27.2	Customer may terminate this Agreement by giving Celestica six (6) months prior written notice at any time. In the event of termination pursuant to this Article 27.2:

(a)	termination of this Agreement will not prejudice accrued rights and liabilities (including payment of Prices for Product delivered) of either party; and

(b)
on the termination or other discharge of this Agreement Celestica will, in so far as reasonably practicable following the Customer’s request, deliver up to the Customer at the Customer's expense and risk all Customer Information (for which, if applicable, Celestica has been paid in full) on an “as is” basis;

(c)
the parties will mutually agree a transition plan and associated costs in the event the Customer’s written instructions issued with the notice of termination require variation from the provisions of this Article 27 with regard to (i) completion of any work in process; (ii) packaging and shipping of any completed Products and/or Consigned materials or partially completed products;

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(d)
Celestica will at Customers cost follow Customer’s reasonable instructions with regard to packaging and shipping of all capital equipment, including tooling, test equipment and the like, owned by Customer.

27.3	Either party may terminate any Order and/or this Agreement:

(a)	if the other party commits a material breach of any of the terms of this Agreement and fails to remedy the breach within sixty (60) Days of written notice requiring it to do so; or

(b)
immediately, if the other party becomes insolvent or is declared bankrupt, or if a receiver and manager, liquidator, trustee in bankruptcy or other officer with similar powers is appointed over all or a substantial part of the assets of that party, or if that party files a proposal or a notice of intention to make a proposal under the Bankruptcy and Insolvency Act or any similar law, or any equivalent event occurs under any relevant jurisdiction;

and in any such case on termination under 27.3(a) or (b) above the terminating party shall have no further obligations to the other party except to make payment:

(c)	of Prices for Product delivered prior to the date of termination; and

(d)	for any Orders cancelled, in accordance with Article 10.2,

less any amount owing to the terminating party.

27.4
The terms of Article 10 "Cancellation" will apply to any Orders cancelled as a result of termination pursuant to this Article 27and the terms of Article 19 "Excess and/ or Obsolete Material" will apply to any Material rendered Excess or Obsolete by such cancellation.

27.5
Celestica and Customer shall review the completion of all Orders placed and accepted prior to the termination of this Agreement in accordance with Customer’s instruction. Furthermore, unless otherwise agreed in writing between the parties, the terms of this Agreement will remain in effect during and after the initial term and will continue to govern any Orders issued by the Customer.

28.	GENERAL

28.1
Resale, import and export - The Customer will comply with all applicable laws and regulations and will obtain all necessary licenses and consents for the resale, import or export of Products and Consigned Materials under the laws and regulations of any relevant jurisdiction. Celestica will use commercially reasonable efforts to assist Customer at Customers cost where appropriate under this paragraph.

28.2	Location Celestica may request Customer authorization to relocate the manufacturing site to another location at Celestica's cost and expense. Customer shall review the

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associated impact on Customer requirements and shall accept such request, subject to no negative impact on the Customer.

28.3	Effective terms and precedence -

(a)
Together with Orders, the terms of this Agreement constitute the entire agreement between the parties in respect of the subject matter thereof and supersede and exclude all other representations, promises and proposals, whether oral or written.

(b)	Any standard terms and conditions set out in any Customer Order form will be without effect.

(c)	Any rights or obligations under this Agreement which by their nature continue after termination will remain in effect until they are completed.

(d)
If there is any conflict or inconsistency between the terms of any Order or other documents and the terms of this Agreement then the terms of this Agreement will prevail over the Order or any other such document.

28.4
Severability - If any provision or any part thereof contained in any Order or this Agreement is, for any reason, held to be invalid or unenforceable in any respect under the laws of any jurisdiction where enforcement is sought, such invalidity or unenforceability will not affect any other provision of such Order or this Agreement and such Order and this Agreement will be construed as if such invalid or unenforceable provision or part thereof had not been contained therein.

28.5	Variations - No purported variation or amendment of this Agreement or any Order will be valid unless made or confirmed in writing by a duly authorised representative of each party.

28.6
Notices - All notices must be in writing and sent by prepaid registered mail, by facsimile or by electronic mail or delivered personally to the parties at their respective addresses set out below or such other address as may be notified from time to time by the addressee to the other party. A notice shall be deemed to have been given on the date of receipt if sent by prepaid registered mail, on the date of transmission in the case of facsimile or electronic communication or on the date of delivery if it is delivered by hand.

Notices delivered to Customer shall be delivered to:

More Energy Limited
2 Yodfat Street
Global Park
PO Box 1112
Lod 71291
Israel

Attention: Israel Fisher
fax + 972 (8) 9200024

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Notices delivered to Celestica shall be delivered to:

Celestica Limited
Clock Tower
Manor Lane
Holmes Chapel
Cheshire
CW4 8AB
Attention: Contracts Department
Fax: +44 (0) 1477 536 202

With a copy to:

Celestica International Inc.
1150 Eglinton Avenue, East
Toronto, Ontario
M3C 1H7
Attention: Corporate Counsel
fax: +1 416 448 2817

28.7
Waiver - The waiver of any term, condition or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party, Any such waiver will not be construed as a waiver of any other term, condition or provision except as provided in writing, nor a waiver of any subsequent breach of the same term, condition or provision.

28.8
Force majeure - Neither party will be liable for any delay in performing or for failing to perform obligations (other than payment obligations) resulting from acts of God; inclement weather; fire; explosions; floods; strikes; work stoppages; slow-downs or other industrial disputes; accidents; riots or civil disturbances; acts of government; inability to obtain any necessary license or consent; delays by suppliers or Material shortages or from any cause whatsoever beyond its reasonable control.

28.9	Assignment -

(a)	Neither party may assign this Agreement or any Order or any part thereof without the written consent of the other party, such consent not to be unreasonably withheld.

(b)	The expressions "Celestica" and the "Customer" include their respective successors and permitted assigns where the context admits.

28.10
Relationship of the parties - The relationship of Celestica and Customer as established under this Agreement and any Order(s) will be and at all times remain one of independent contractors, and neither party will at any time nor in any way represent itself as being a dealer, agent or other representative of the other party or as

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having authority to assume or create obligations or otherwise act in any manner on behalf of the other party.

28.11	Headings - The headings in this Agreement are inserted for convenience only and do not constitute a part of any agreement nor are they to be referred to in its interpretation.

28.12
Governing law - This Agreement and all transactions under it will be governed by the laws of the State of New York, USA exclusive of any provisions of the United Nations Convention on the International Sale of Goods and without regard to principles of conflict of laws. The parties submit to the non-exclusive jurisdiction of the courts of New York, USA. The parties hereto expressly waive any right they may have to a jury trial and agree that any proceedings under this Agreement shall be tried by a judge without a jury.

Agreed to by the duly authorized representatives of the parties as of the date first set forth above:

MORE ENERGY LIMITED:

Signed by: /s/ Gennadi Finkelshtein	Signed by: /s/ Israel Fisher
Name: Gennadi Finkelshtein	Name: Israel Fisher
Title: General Manager	Title: Senior Vice President Finance
Date: 28th Sept. 05	Date: 28th Sept. 05

CELESTICA IRELAND LIMITED:

Signed by: /s/ Kevin Walsh
Name: Kevin Walsh
Title: V.P. AMS
Date: 28th Sept 05

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SCHEDULE 1

PRODUCTS AND SPECIFICATION

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SCHEDULE 2

CONSIGNED MATERIALS AND SPECIFICATIONS

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SCHEDULE 3

PRICES

MORE ENERGY - FUEL CELL

28th September 2005

ASSUMPTIONS

Prices are guideline prices only and are not considered a quote

1.	Currency

Prices are stated in US Dollars for comparison. Celestica reserve the right to quote in Euro. Average August exchange rates have been used in the above pricing

1 Euro is equal to 1.24 USDollars

1 US Dollar is equal to 0.8065 Euros

2.	Cost Basis

Costs are estimated based on information available and reviewed with More Energy on 23 August 2005

3.	Space

Space Cost is based on current drawings of proposed lines

4.	Direct Labour/Machine usage

Direct labour is based on a 24 x 7 work pattern of lines over 4 shifts.

Numbers of direct employees are based on current drawings of proposed lines.

5.	Facility Running Costs

Based on allocation of square footage and current drawings.

6.	Materials

Materials are estimated costs based on information available on 28 September 2005. These costs will change based on product design and consigned versus turnkey split. Celestica and customer to agree on which materials are consigned versus turnkey.

7.	Margins

Margins percentages over the various cost headings are as follows:

Consigned Material 0%
Turnkey Material 6.5%
Value Add 15%
Margin percentage is defined as margin divided by revenue.

8.	Freight Out

Freight Out has been excluded from the cost model

9.	Equipment

All customer dedicated equipment is assumed to be consigned by More Energy

10.	Manufacturing Scope

Scope of manufacturing includes the following:

Fuel component manufacture/formulation
Fuel Cell assemby and packaging

FUEL CELL MODEL, YEARLY COSTS

DOLLARS
		Qty/Mth Millions	# of Shifts	Qty/Mth Millions	# of Shifts	Qty/Mth Millions	# of Shifts	Qty/Mth Millions	# of Shifts
		*	*	*	*	*	*	*	*
		LEAD TIME	*	LEAD TIME	*	LEAD TIME	*	LEAD TIME	*

		1 Lines		1 Lines		1 Lines		1 Lines
		# of Emps	Cost $	# of Emps	Cost $	# of Emps	Cost $	# of Emps	Cost $
Cumulative Costs	PER YEAR	Purch. Line	*	Purch. Line	*	Purch. Line	*	Purch. Line	*
MATERIAL
*	*		*		*		*		*
*	*		*		*		*		*
*			*		*		*		*
Total Material			*		*		*		*

DIRECT
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
Labour (Direct)		*	*	*	*	*	*	*	*

Indirect Cost

*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*	*	*
Total Indirect labour		*	*	*	*	*	*	*	*
*
*			*		*		*		*

TOTAL LABOUR		*	*	*	*	*	*	*	*

Operating Costs
*	*		*		*		*		*
*	*		*		*		*		*
*	*		*
*	*	*	*	*	*	*	*	*	*
*	*		*		*		*		*
*	*		*		*		*		*
*	*		*		*		*		*
*	*		*		*		*		*
*	*		*		*		*		*
*			*		*		*		*
*	*	*	*	*	*	*	*	*	*
*	*		*		*		*		*

Total Operatiing costs	*		*		*		*

TOTAL COST OF MANUFACTURING SERVICE		*		*		*		*
MARK UP ON MANUFACTURING SERVICE		*		*		*		*
MARK UP ON MATERIAL	*		*		*		*
DEPRECIATION COST	-		-		-		-
TOTAL MARGIN	*		*		*		*
TOTAL PRICE	*		*		*		*

Cost per Unit	*		*		*		*
__________
* [Subject to a request for confidential treatment; separately filed with the Commission]

Component	Qty.	Who buys?	Sourced from	Quote status	Current price [€] each	Total Price	Comments
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*

Component	Qty.	Who buys?	Sourced from	Quote status	Current price [€] each	Total Price	Comments
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
Total Celestica					Euro	*
					US$	*

*	*	*	*	*	*	*
*	*	*	*	*	*	*
*	*	*	*	*
*	*	*	*	*		*
*	*	*	*	*	*	*
*	*	*	*	*	*	*
*	*	*	*	*	*	*
*	*	*	*	*	*	*

Component	Qty.	Who buys?	Sourced from	Quote status	Current price [€] each	Total Price	Comments
*	*	*	*	*	*	*
*	*	*	*	*	*	*
*	*	*	*	*		*
*	*	*	*	*		*
*	*	*	*	*		*

* *
__________
* [Subject to a request for confidential treatment; separately filed with the Commission]

GUARANTY

THIS GUARANTY is made and entered into to be effective as of 27th September 2005, by Medis Technologies Ltd. ("Guarantor"), in favor of Celestica Ireland Limited and its parent and affiliated companies (collectively, "Celestica").

In consideration of Celestica granting credit to More Energy Limited, and their successors and assigns (each of which is hereinafter referred to as a “Customer”), and for other good and valuable consideration, the receipt and adequacy of which are hereby specifically acknowledged by Guarantor, the parties hereto agree as follows:

1.    Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to Celestica the prompt payment, when due, of all of Celestica 's charges for the account of a Customer, of whatever nature, for or in connection with goods and/or services sold and delivered on or after the effective date of this Guaranty arising under the Agreement for Manufacture between More Energy Ltd., an affiliate of Guarantor, and Celestica dated September 2005 (the "Obligations"), until this Guaranty is terminated in accordance with its terms. Guarantor acknowledges that this is a continuing guaranty, which shall remain in force until terminated by Guarantor by written notice to Celestica or until it automatically terminates upon the termination of the aforesaid Agreement of Manufacture, provided that any such termination shall not effect this guaranty with respect to Obligations incurred by a Customer on or before the effective date of such Termination. This Guaranty shall extend to each and every extension or renewal of any Obligation. Nothing contained herein will provide Celestica with any more rights against the Guarantor than it has against the Customer.

2.    Waivers. Guarantor has entered into this Guaranty based solely upon its independent investigation of a Customer's financial condition and Guarantor assumes full responsibility for obtaining any further information with respect to a Customer or the conduct of its business. Guarantor waives all rights and defenses arising out of an election of remedies by Celestica, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an Obligation, may destroy the Guarantor’s rights of subrogation and reimbursement against the Customer by operation of applicable law. Guarantor authorizes Celestica, without notice or demand and without affecting Guarantor's liability hereunder or on the Obligations, from time to time to: (i) renew, modify or extend the time for performance of the Obligations, (ii) take and hold security for the payment of the Obligations and exchange, enforce, waive and release such security, and (iii) release or substitute a Customer or any endorsers or guarantors of the Obligations or any part thereof, or any other parties thereto. For clarity sake, it is agreed that the purpose of this Guarantee is to cause Guarantor to honor the Obligations as if the aforesaid Agreement of Manufacture were signed directly by Guarantor and accordingly the only defenses available to Guarantor hereunder are those that are available to a Customer under the aforesaid Agreement of Manufacture.

3.    Bankruptcy Not Discharge. Notwithstanding anything to the contrary herein contained, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the Obligations is rescinded or must otherwise be restored or returned by Celestica upon the insolvency, bankruptcy or reorganization of a Customer or Guarantor, or if Celestica elects to return such payment or any part thereof in its sole and absolute discretion, all as though such payment had not been made though due. Notwithstanding any modification, discharge or extension of the Obligations or any amendment, modification, stay or cure of Celestica’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning a Customer, whether permanent or temporary, and whether or not assented to by Celestica, Guarantor hereby agrees that it shall be obligated hereunder to pay the Obligations and discharge its other obligations in accordance with the terms of this Guaranty in effect on the date hereof. Guarantor understands and acknowledges that by virtue of this Guaranty, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to a Customer. As an example and not in any way of limitation, a subsequent modification of the Obligations in any reorganization case concerning a Customer shall not affect the obligation of Guarantor to pay the Obligations in accordance with their terms, as such may have been modified with the consent of Celestica prior to the commencement of any bankruptcy case.

4.    Guarantor's Understandings With Respect to Waivers. Guarantor warrants and agrees that each of the waivers set forth above is made with Guarantor's full knowledge of its significance and consequences.

5.    Miscellaneous. If any of the provisions of this Guaranty shall be held invalid or unenforceable, this Guaranty shall be construed as if not containing those provisions and the rights and obligations of the parties hereto shall be construed and enforced accordingly. This Guaranty shall be construed in accordance with and governed by the laws of New York, USA. The parties submit to the non-exclusive jurisdiction of the courts of New York, USA. Headings in this Guaranty are for convenience only and are not be construed as a part of this Guaranty or in any way amplifying or limiting the provisions hereof. Where the context so requires, the singular shall include the plural and the plural shall include the singular. To be effective, any notice by Guarantor to Celestica hereunder must be in writing, sent by certified mail, postage prepaid, by facsimile or by electronic mail or delivered personally to the following address or to such other address as Celestica may designate by written notice to Guarantor from time to time, and such notice shall be deemed effective on the date of receipt if sent by prepaid registered mail, on the date of transmission in the case of facsimile or electronic communication or on the date of delivery if delivered by hand:

Celestica Inc.
1150 Eglinton Avenue East
Toronto, Ontario
Canada
M3C 1H7

Attention: Corporate Counsel    fax:+1 416 448 2817

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as the date first written above.

Medis Technologies Limited

Signature:  /s/ Robert K.Lifton

Print Name: Robert K.Lifton

Title:           Chairman and CEO